Exhibit 99

PPG Industries

News	PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com Contact: Jeremy Neuhart 412-434-3046 neuhart@ppg.com Investors: Vince Morales 412-434-3740 vmorales@ppg.com

PPG to take first quarter charge related to U. S. health care reform

PITTSBURGH, Apr. 8, 2010 – PPG Industries (NYSE:PPG) will record a one-time aftertax charge in the first quarter 2010 of approximately $85 million, or 51 cents per share, as a result of a change in U.S. tax law that is part of the recently-enacted U.S. Patient Protection and Affordable Care Act (H.R. 3590).

Under the prior tax law, the total amount paid for prescription drug costs for retirees over the age of 65 was tax deductible. Beginning in 2013, however, these costs will only be deductible to the extent they exceed the amount of the annual subsidy PPG receives from the U.S. government under Medicare Part D. As a result of this change, the company’s deferred tax asset, which reflects the future tax deductibility of these post retirement costs, must be reduced under the requirements of U.S. accounting rules and recorded as a charge against earnings in the period that the change in the tax law was enacted.

While this charge will not have a cash impact in 2010, the $85 million represents the loss of future tax benefits beginning in 2013. The company estimates a negative cash impact of approximately $4 million aftertax in 2013, with the remainder realized over the many future years that these retiree prescription drug costs are expected to be paid.

PPG is evaluating this complex legislation and the impacts it will have on the company in addition to the increased tax cost associated with this change in U.S. tax law. Also, PPG stated that it is assessing potential actions it could take to ensure that the company’s health care costs do not increase as a result of this legislation.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results, including estimates of the loss of future tax benefits. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form

10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

–100408 Health care charge–